UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2007
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33508 (Commission File Number)	20-1677033 (I.R.S. Employer Identification Number)
2220 W. 14th Street
Tempe, AZ 85281

(Address, including zip code, of principal executive offices)
(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As discussed in a Current Report on Form 8-K filed on October 11, 2007 by Limelight Networks, Inc. (the “Company”), in order to correct certain errors it discovered in its financial statements for the years ended December 31, 2006, 2005, and 2004 and the three months ended March 31, 2007 and 2006, which statements were previously filed in the Company’s Registration Statement on Form S-1 and the prospectus contained therein dated June 7, 2007, the Company has amended such financial statements and attached them as Exhibit 99.1 hereto. The errors corrected by the amended financial statements relate primarily to revenue recognition and stock compensation and, to a lesser extent, net income allocable to common stockholders and interest expense.
First, with regard to revenue recognition, in response to a customer inquiry, the Company conducted an internal review and discovered that one customer had been under-billed for content delivery network services for a 15-month period extending back to July 2006. The amended billings to this customer, which have since been billed and collected, resulted in increased revenue of approximately $1.6 million, with approximately $0.9 million related to the year ended December 31, 2006 and approximately $0.5 million related to the three-month period ended March 31, 2007.
Second, during the course of implementing a stock option administration system, the Company determined that it had incorrectly valued and accounted for certain stock option and restricted stock grants. The result of these errors was to increase aggregate stock compensation expense by approximately $0.4 million and to change the periods in which the related expense will be recognized. Correcting these errors resulted in increasing previously reported stock-based compensation expense by $0.1 million related to the year ended December 31, 2006 and reducing previously reported stock-based compensation expense by $0.5 million related to the three-month period ended March 31, 2007.
Third, the Company became aware that it had previously reported net income allocable to common stockholders incorrectly. The result of this error was an increase in net income allocable to stockholders of $55,000 and $34,000 for the years ended December 31, 2005 and 2004, respectively, and a decrease in net income allocable to stockholders of $207,000 for the three-month period ended March 31, 2006. There was no impact on the year ended December 31, 2006 or the three months ended March 31, 2007 because this treatment is antidilutive in overall loss periods.
Finally, the Company has also made an adjustment to interest expense as it relates to the amortization of a debt discount relating to certain warrants issued under the Company’s equipment facility. The adjustment resulted in increasing previously reported interest expense by $46,000 related to the year ended December 31, 2006 and decreasing previously reported interest expense by $12,000 related to the three-month period ended March 31, 2007.
The tax effect of these adjustments, to the extent they had an income tax impact, was based upon the effective tax rate calculation performed using the estimated operating results at that time for the entire year adjusted for the impact of the restatement on the projection for the year.
As previously reported, as a result of the first two errors described above, the Company determined that it had a material weakness in its internal controls relating to revenue recognition and stock-based compensation. In response to these material weaknesses, the Company has modified its control environment to include the reconciliation of customer bookings to monthly revenue, along with a detailed review of monthly revenue by customer by senior management. The Company has also implemented periodic reviews of inputs into the customer billing system and feels that this enhancement, along with existing internal controls concerning revenue recognition, strengthens the controls related to revenue recognition. Regarding the material weakness related to its stock-based compensation controls, the Company has engaged a third-party firm to administer its employee stock option plan. Finally, all shares of the Company’s preferred stock converted into common stock in June 2007, eliminating the need to take into account the existence of holders of preferred stock when determining and reporting earnings allocable to common stockholders. Notwithstanding the initiation of these remediation actions, the identified material weaknesses in the Company’s internal controls over financial reporting will not be considered fully remediated until the new controls have been fully implemented and in operation for a sufficient period of time to be evaluated.
The Company has concurrently herewith filed an amended Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 in order to restate the Company’s previously filed consolidated financial statements for the three- and six-month periods ended June 30, 2007 and 2006, and related financial information, which consolidated financial statements and related financial information were originally filed with the Securities and Exchange Commission on August 14, 2007.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description

99.1	Consolidated Financial Statements of Limelight Networks, Inc. as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006, and as of and for the three months ended March 31, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.
Dated: October 29, 2007	By:	/s/ Matthew Hale
Matthew Hale
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Consolidated Financial Statements of Limelight Networks, Inc. as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006, and as of and for the three months ended March 31, 2007.

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